Exhibit 5.1

BY EMAIL Dogness (International) Corporation No. 16, N. Dongke Rd., Tongsha Industrial Zone, Dongguan, Guangdong 523000, People’s Republic of China

Campbells Legal (BVI) Limited

Floor 4, Banco Popular Building

PO Box 4467

Road Town, Tortola VG-1110

British Virgin Islands

T +1 284 852 4823

E gwilliamson@campbellslegal.com

campbellslegal.com

Our Ref: GWI/17011-43142

_____

BVI | CAYMAN | HONG KONG

27 May 2025

Dear Sirs

Re: Dogness (International) Corporation (the “Company”)

We have acted as British Virgin Islands counsel to the Company, a company limited by shares incorporated in the British Virgin Islands, and have been requested to provide this legal opinion in connection with the proposed resale from time to time by Huangyihui Shi, Tsz Ying Kung and Hau Sze Mo as the selling shareholders (the “Selling Shareholder”) of up to 1,200,000 Class A Common Shares (the “Resale Shares”), of no par value each, as set forth in the prospectus dated 27 May 2025 forming part of the registration statement on Form-F3, including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

We are Attorneys-at-Law in the British Virgin Islands and express no opinion as to any laws other than the laws of the British Virgin Islands in force and as interpreted at the date hereof.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

1.1	the unanimous written resolutions of the directors of the Company dated 2 May 2025 (the “Resolutions”);

1.2	A registered agent certififcate dated 27 May 2025, issued by Bolder Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent Certificate”);

1.3	A certified copy of the register of directors of the Company, dated 27 May 2025, issued by Bolder Corporate Services (BVI) Limited, the Company’s registered agent;

1.4	a copy of the register of members of the Company, dated 27 May 2025;

1.5	the information revealed by our search of the Company’s public records on file and available for public inspection at the British Virgin Islands’ Registry of Corporate Affairs’ (the “Registry of Corporate Affairs”) at the time of our searches on 27 May 2025 including:

1.1	the Company’s certificate of incorporation dated 11 July 2016;

1.2	the Company’s amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”) dated 18 October 2023;

1.6	the information revealed by our searches of the Company’s records of proceedings on file with and available for inspection at the British Virgin Islands High Court Registry at the time of our searches on 27 May 2025;

1.7	a copy of the Certificate of Good Standing in respect of the Company, issued by the BVI Registrar of Corporate Affairs, dated 27 May 2025 (the “Certificate of Good Standing”);

1.8	a copy of the Securities Purchase Agreement dated as of May 6, 2026 by and among the Company and the Selling Shareholders (the “Purchase Agreement”); and

1.9	a copy of the Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the factual confirmations contained in the Registered Agent Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

2.2	all signatures, initials and seals are genuine;

2.3	that all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches;

2

2.4	the capacity, power, authority and legal right of all parties under all relevant laws and regulations to enter into, execute, unconditionally deliver and perform their respective obligations under the Purchase Agreement.

2.5	there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions expressed herein;

2.6	the Resale Shares to be resold by the Company pursuant to the Registration Statement will be resold by the Company against payment in full, of the cash consideration, in accordance with the Registration Statement be duly registered in the Company’s register of members;

2.7	the minute book and corporate records of the Company, whether maintained at its registered office in the British Virgin Islands or otherwise, which we have specifically not reviewed, do not disclose anything which would affect any opinion given herein;

2.8	the Resolutions remain in full force and effect; and

2.9	there is no contractual or other prohibition (other than as arising under British Virgin Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Purchase Agreement or which materially affect, amend or vary the transactions contemplated by the Registration Statement.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as a BVI business company, limited by shares, under the BVI Business Companies Act, is validly existing and was in good standing with the Registrar of Corporate Affairs in the British Virgin Islands at the date of the Certificate of Good Standing (the “Registrar”).

3.2	Based solely on our review of the Memorandum and Articles (as defined above), the Company is authorised to issue an unlimited number of shares divided into two classes as follows:

(a)	Class A shares of no par value each; and

(b)	Class B shares of no par value each.

3.3	The Resale Shares to be resold by the Selling Shareholders as contemplated by the Registration Statement have been validly issued by the Company and are fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, the Company must inter alia pay annual filing fees to the Registrar, comply with its economic substance requirements and obligations under the Virgin Islands Economic Substance (Companies and Limited Partnerships) Act, 2018 and file a copy of its register of directors with the Registrar.

4.2	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.3, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.3	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.4	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Legal Matters” in each prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully

Campbells Legal (BVI) Limited

4